Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on February 13, 2007 for 3,292,977 shares of Common Stock) pertaining to the 2006 Equity Incentive Plan of ThermoGenesis Corp. and to the incorporation by reference therein of our reports dated September 5, 2006, with respect to the financial statements and schedule of ThermoGenesis Corp. included in its Annual Report (Form 10-K) for the fiscal year ended June 30, 2006, ThermoGenesis Corp.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ThermoGenesis Corp., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Sacramento, California
February 7, 2007